Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-187452 on Form S-8, of our reports dated February 16, 2017, relating to the consolidated financial statements and financial statement schedule of West Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of West Corporation and subsidiaries for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
February 16, 2017